Exhibit 10.8
STOCK UNIT AGREEMENT

THIS STOCK UNIT AGREEMENT (this “Agreement”) is made as of  %%AWARD_DATE,’Month DD, YYYY’%-%, by and between GP STRATEGIES CORPORATION, a Delaware corporation (“GPS”), and %%FIRST_NAME%-%%%LAST_NAME%-% (“Recipient”).

A.   Recipient is an employee, officer or director of GPS or an entity that is directly or indirectly controlled by GPS (“Controlled Entity”); and

B.   GPS is offering this Agreement to motivate Recipient by providing the opportunity to receive an equity interest in GPS and to align the Recipient’s interests with the long-term interests of GPS’ stockholders.

C.   Capitalized terms in this Agreement that are not defined herein shall have the meanings ascribed to them in the GP Strategies Corporation 2011 Stock Incentive Plan (the “Plan”).

Section 1. Stock Unit Grant.  GPS hereby grants to Recipient %%TOTAL_SHARES_GRANTED,’9,999’%-% stock units (“Stock Units”) of GPS common stock (“Stock”) pursuant to the Plan as provided for in the following Grant Schedule:

GRANT SCHEDULE

Number of Stock Units	Issue Date
%%SHARES_PERIOD1,’9,999’%-%	%%VEST_DATE_PERIOD1%-%
%%SHARES_PERIOD2,’9,999’%-%	%%VEST_DATE_PERIOD2%-%
%%SHARES_PERIOD3,’9,999’%-%	%%VEST_DATE_PERIOD3%-%
%%SHARES_PERIOD4,’9,999’%-%	%%VEST_DATE_PERIOD4%-%

Each Stock Unit is equivalent in value to one share of Stock and represents GPS’ unfunded and unsecured promise to issue one share of Stock at a future date subject to the terms of this Agreement and the Plan.

Section 2. Delivery of Shares.  If Recipient is (a) continuously an employee, officer or director of GPS or a Controlled Entity, from the date hereof to the Issue Date specified in the Grant Schedule for a Stock Unit (or if Recipient has been terminated before such Issue Date but is receiving or has received severance payments with respect to a period that includes such Issue Date) and (b) in full compliance on such Issue Date with any contractual and/or legal obligations then owed by Recipient to GPS or any Controlled Entity, then, within 30 days after such Issue Date, Recipient shall be issued, or there shall be electronically deposited in an account belonging to Recipient, one share of Stock for each Stock Unit with such Issue Date, subject to the terms and conditions of the Plan, this Agreement, and any other agreement (an “Other Agreement”) between the Recipient and GPS or a Controlled Entity, as the same may be amended from time to time in the future.  When Stock is issued in payment of a Stock Unit, the Stock Unit will terminate.  The Recipient will not have any of the rights of a stockholder with respect to any Stock that may be issued in payment of a Stock Unit until the shares have been issued to the Recipient. To the extent any Stock Units have not already vested or previously forfeited, if a Sale of the Company (as defined in the following sentence) occurs, 100% of the participant’s Stock Units will become vested and nonforfeitable upon the Sale of the Company. “Sale of the Company” means any transaction that constitutes a Change in Control under clauses (ii) or (iii) of the definition of Change in Control in the Plan.

Section 3. Restrictions.  No Stock will be delivered to Recipient or transferred into the Recipient’s name pursuant to this Agreement except as provided in Section 2.  Notwithstanding any other provisions of the Plan, this Agreement, or any Other Agreement, the issuance or delivery of any shares of Stock may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares, and GPS shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery hereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or national securities exchange.

Section 4. Tax Withholding.  The Recipient must pay to GPS, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of the Stock Units no later than the date by which such action is required to be taken under the Code.  GPS may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Recipient.  The Recipient also authorizes GPS to retain on the Recipient’s behalf the number of shares of

Stock from those issuable to the Recipient under this Agreement,  to reduce the number of unpaid Stock Units, or to sell or arrange for the sale of the number of shares of Stock as GPS determines to be sufficient to satisfy the tax withholding obligations when any such obligations come due.  In the event that the tax obligations to GPS are satisfied with shares of Stock, the shares will be valued at Fair Market Value on the applicable date for such purposes and will not exceed in amount the minimum statutory tax withholding obligation.

Section 5. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successor to GPS and all persons lawfully claiming under the Recipient.

Section 6. Entire Agreement.  This Agreement may not be modified or superseded except by means of a writing signed by an authorized representative of GPS and by Recipient that specifically states that is the intention of both GPS and Recipient that such writing supersede or modify this Agreement.

Section 7. Conflicts.  This Agreement intended to conform with, and is subject to all applicable provisions of, the Plan.  In the case of any conflict between the provisions of this Agreement or any Other Agreement and the provisions of the Plan, the provisions of the Plan shall govern. In the case of any conflict between the provisions of this Agreement and the provisions of any Other Agreement, the provisions of the Other Agreement shall govern.  The Recipient acknowledges receiving a copy of the Plan.

Section 8. Section 409A.  This Agreement and the Stock Units are intended to be exempt from Section 409A of the Code and the Treasury Regulations thereunder pursuant to the “short-term deferral” exemption.  GPS has no obligation to minimize the tax consequences of this award and will not be liable for any adverse tax consequences arising from the award.

This Agreement is executed on behalf of GP STRATEGIES CORPORATION:

By:	/s/ Scott N. Greenberg
Name:	Scott N. Greenberg
Title:	Chief Executive Officer

Recipient agrees that his/her acceptance of the Stock Units constitutes Recipient’s acknowledgement that he/she has carefully read this Agreement and the prospectus for the Plan and agrees to be bound by all of the provisions set forth in these documents.  Recipient consents to electronic delivery of all notices or other information with respect to the Stock Units or the Company and to participation in the Plan through an on-line or electronic system established and maintained by GPS or another third party designated by GPS.

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